Amendment
To The
Management Services Agreement

This Amendment (the “Amendment”), entered into effective the 21st day of December 2007, is to the Management Services Agreement entered into on February 6, 2006, with an effective date of February 1, 2006, as amended on August 31, 2007 (the “Agreement”), by and between White Mountain Titanium Corporation (“WMTC”) and Michael P. Kurtanjek.

RECITALS:

A. WMTC is intent on retaining senior management, including Mr. Kurtanjek, through providing competitive compensation; and

B. The notification period in the Agreement is 90 days, which together with overall ownership and compensation has been an expressed concern of several shareholders and prospective investors; and

C. Mr. Kurtanjek has been engaged to provide key services for the ongoing operation of WMTC at compensation levels below that of persons in similar corporate circumstances; and

D. Mr. Kurtanjek has expressed concern in the event of a corporate takeover that he be compensated in a manner which would take into account the prior reduced compensation; and

E. A change of control could result in the termination of the Agreement which would cause a material detrimental effect on the economic and noneconomic incentives of Mr. Kurtanjek to remain with WMTC; and

F.  In addition to the loss of cash and bonus compensation existing under the Agreement, Mr. Kurtanjek’s job security could be threatened, as well as career advancement commensurate with seniority and skills, marketability, professional respect, and satisfaction of working at a respected company; and

G. WMTC believes that providing compensation which accounts for a potential change of control would assure Mr. Kurtanjek that he would be fairly compensated in such event and permit him to focus his entire attention on the business needs of WMTC; and

H. Section 7(d) of the Agreement grants to the parties the right to amend the Agreement upon approval of each of the parties thereto.

NOW, THEREFORE, for additional consideration of the parties, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

1. Effective January 1, 2008, Section 2(a) of the Agreement is amended to read as follows:

Monthly Fee. In consideration of the services provided by Mr. Kurtanjek as set forth herein, WMTC shall pay to him US$13,400 per month, which amount shall be pro rated for any partial month of service. Payments hereunder shall be made on the first business day following the month of service.

2. Section 3 of the Agreement is amended to read as follows:

Term and Renewal. The term of this Agreement shall be for a period of one year from the Effective Date, unless it is terminated earlier as provided herein. Beginning on that date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or WMTC delivers written notice to Mr. Kurtanjek of its intention not to extend the Agreement at least one hundred twenty (120) days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. The restrictive covenants in paragraph 5 hereof shall survive the termination of this Agreement.

3. Section 4(a) of the Agreement is amended to read as follows:

Termination Without Cause. Either WMTC or Mr. Kurtanjek may terminate this Agreement at any time without cause (as defined below), provided that it or he gives written notice of termination to the other party at least one hundred twenty (120) days before the date of such termination.

4. Section 4A is added to the Agreement immediately following Section 4 to read as follows:

Termination Upon Change of Control

In the event of termination upon a change of control of WMTC, the following provisions shall apply:

(a)	“Termination Upon Change of Control” means:

(i) any termination of the employment of Mr. Kurtanjek by WMTC without cause during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies; or

(ii) any resignation by Mr. Kurtanjek based on a diminution of responsibilities where (1) such diminution of responsibilities occurs during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies, and ending on the date which is twelve (12) months following the Change of Control, and (2) such resignation occurs within one-hundred and twenty (120) days following such diminution of responsibilities.

(b) The term “Termination Upon Change of Control” shall not include any other termination, including a termination of Mr. Kurtanjek (i) by WMTC for cause; (ii) by WMTC as a result of the disability of party; (iii) as a result of the death of the party; or (iv) as a result of the voluntary termination of employment by the party for reasons other than a diminution of responsibilities.

(c) “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of WMTC under an employee benefit plan of WMTC, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of WMTC representing 30% or more of (A) the outstanding shares of common stock of WMTC or (B) the combined voting power of WMTC’s then-outstanding securities;

(ii) WMTC is party to a merger or consolidation, or series of related transactions, which results in the voting securities of WMTC outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of WMTC or such surviving or other entity outstanding immediately after such merger or consolidation;

(iii) the sale or disposition of all or substantially all of WMTC’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv) there occurs a change in the composition of the Board of Directors of WMTC within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

(v) the dissolution or liquidation of WMTC; or

(vi) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(d) In the event of termination upon a Change of Control, Mr. Kurtanjek shall receive the following compensation: (i) immediate payment of a severance amount equal to three times the highest annual base cash compensation paid Mr. Kurtanjek; (ii) the immediate vesting of any outstanding unvested options, warrants, or other convertible instruments; (iii) the pro rata amount of any bonuses for which Mr. Kurtanjek is eligible; (iv) the extension of the exercise period of any options, warrants, or other convertible instrument for at least six months following such termination.

5. Except as amended hereby, the Agreement shall continue to be, and shall remain, in full force and effect. Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

6. The terms of the Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

White Mountain Titanium Corporation

Date: January 10, 2008	By	/s/ Brian Flower
Brian Flower, Executive Chairman

Date: January 10, 2008		/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, Individually